Exhibit 10.1
Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.
ENERGY MANAGEMENT SERVICES AGREEMENT
The purpose of this Agreement, dated July 9, 2009 is to set forth the understanding and agreement between U.S. Energy Services, Inc. (“U.S. Energy”) and Homeland Energy Solutions, LLC (“Client”) related to the provision of energy management services. Each may also be referred to as “Party” or collectively as “Parties.”
DESCRIPTION OF CLIENT: Client owns and operates a 100 million gallon per year ethanol facility in Chickasaw County, Iowa. Natural gas is provided by Northern Natural Gas Pipeline. Electricity is provided by Heartland Power Cooperative. Constellation New Energy Gas Division currently provides natural gas supply and pricing.
GENERAL DESCRIPTION OF SERVICES: Client has retained U.S. Energy to assist with natural gas and electric energy management as more fully described in Part I of this Agreement. U.S. Energy will work with Client to develop an energy strategy that will develop energy cost control opportunities, prioritize these opportunities in a work plan, and assist Client in implementing the plan.
Part I. Scope of Services Provided by U.S. Energy
Section 1.01 Supply Management — Natural Gas. The following services are available to Client for the acquisition and management of Client’s natural gas supply for Client’s Facilities subject to this Agreement.
(A)	Procurement of Supply: U.S. Energy will assist Client in the procurement of natural gas supplies for Client’s Facilities:
(i)	U.S. Energy will work with Client to determine the required daily or monthly supply volumes and corresponding receipt point(s) for gas delivery.
(ii)	U.S. Energy will administer a procurement process to create competition among suppliers.
(iii)
U.S. Energy will assess whether gas utility tariff sales supply, Client transported supply, third party-transported supply or U.S. Energy-transported supply will provide the most reliable and economic supply of natural gas to the Facilities.

(iv)	U.S. Energy will administer and monitor Client’s gas supply contracts.
(B)	Logistics: U.S. Energy will manage Client’s supply and transportation assets.
(i)	U.S. Energy will provide nomination and scheduling of Client’s gas supply with the supplier(s), the pipeline and/or local gas utility.
(ii)	Where necessary and where available, U.S. Energy will obtain Client’s metered natural gas consumption data for each Facility.
(iii)	Client will provide U.S. Energy with estimated usage volumes for each Facility on request and make a reasonable effort to notify U.S. Energy when Client’s usage will be interrupted or changed.
(iv)
U.S. Energy will make reasonable efforts to release any excess firm pipeline capacity held by Client in the capacity release market. Revenue for such released capacity will be the property of Client. U.S. Energy may purchase the release capacity from the Client at prevailing market rates.

(v)	U.S. Energy will evaluate gas storage alternatives available to Client. If Client desires, U.S. Energy will facilitate the acquisition of such storage and will manage the use of storage for Client.

(vi)
U.S. Energy manages and owns a portfolio of assets (including but not limited to storage, firm transportation entitlement, imbalance pools, etc.). From time to time, it may be in Client’s best interest to have their assets managed as part of U.S. Energy’s larger portfolio of assets resulting in lower natural gas costs to Client than would have otherwise been incurred. Client authorizes U.S. Energy to manage their assets within the larger portfolio to achieve operational optimization by execution of the “Base Agreement” as shown in Exhibit B. The terms of the Base Agreement are made part of this Agreement. Client understands that benefits may accrue to U.S. Energy as a result of U.S. Energy’s management of this portfolio of assets.

(C)	Negotiations: U.S. Energy will negotiate natural gas related agreements with third parties on the Client’s behalf.
(i)
U.S. Energy will provide negotiation services to establish transportation rates on interstate pipelines and gas utilities, contractual terms with suppliers and transporters, trade credit with suppliers, and new tariffs where applicable with utilities.

(ii)	U.S. Energy will strive to create competition among service providers where possible.
(D)	Acquisition of Trade Credit: U.S. Energy will advise Client of credit issues for gas facilities, transportation contracts and gas supply.
(i)	Client will provide U.S. Energy with the necessary financial information required to obtain trade credit with various vendors.
(ii)	U.S. Energy will share Client’s financial documents with third parties as directed and in any manner as restricted by Client in order to establish trade credit.
(iii)	U.S. Energy will work to establish trade credit with suppliers on Client’s behalf. Depending on Client’s gas usage, multiple sources of trade credit may be established.
(iv)
U.S. Energy makes no guarantee that adequate unsecured trade credit will be obtained from third parties. In the event adequate trade credit cannot be secured, U.S. Energy will discuss various credit instruments with Client, such as letter of credit, parental guarantees, prepayment, etc. It will be the Client’s responsibility to provide the necessary security to obtain adequate trade credit.

(E)	Evaluation of Delivery Options: U.S. Energy will evaluate Client’s delivery options for natural gas facilities from the pipeline and gas utility.
(i)
When possible and feasible, U.S. Energy will provide an analysis for alternate pipeline or gas facility options, including bypass of the gas utility. U.S. Energy will provide an economic analysis for estimated facility costs, operations and maintenance costs and commodity cost for various transportation options. This analysis will be used for negotiating with existing and potential service providers.

(F)
Tariff Review: Each meter or facility will be evaluated to determine the most beneficial rate structure available that best fits Client’s needs. In addition, U.S. Energy will monitor natural gas service tariffs to determine if new or modified tariffs will have an impact on Client.

(G)	Budget Preparation: Upon request by Client, U.S. Energy will provide an annual energy budget.
(H)	Cost and Usage Analysis: Where the utility or pipeline has provided Client’s metered usage data, U.S. Energy will:
(i)	Post Client’s gas usage for each Facility to the U.S. Energy secure website for Client access.
(ii)	Upon request by Client, U.S. Energy will provide Client with detailed cost analysis of transportation and commodity costs for each Facility.
(iii)	U.S. Energy will negotiate with the pipeline or utility regarding measurement discrepancies, advising Client of options for Client to pursue with assistance from U.S. Energy.

(I)
Energy Tax Exemption: U.S. Energy will evaluate energy tax exemption opportunities and, if evidence proves an audit to be beneficial, with Client’s approval and payment, U.S. Energy will arrange for a third party energy tax exemption audit. U.S. Energy will assist Client with filing for the tax rebate, if applicable, and will further utilize the results for tax exemption filings.

Section 1.02 Supply Management — Electricity. The following services are available to Client for the acquisition and management of Client’s electricity supply for each Facility subject to this Agreement.
(A)	Procurement of Supply: U.S. Energy will investigate the market conditions for third party purchase of electricity in Client’s specified Facilities as applicable:
(i)	U.S. Energy will work with Client to determine the required daily or monthly electricity supply volumes and corresponding regional transmission organization.
(ii)	U.S. Energy will conduct a procurement process that will create competition among suppliers.
(iii)	U.S. Energy will assess whether utility-provided electricity or third party supply will provide the most reliable and economic supply of electricity to the facilities.
(iv)	U.S. Energy will administer and manage the necessary electricity contracts
(B)
Evaluation of Electric Delivery Options: U.S. Energy will evaluate available delivery voltages such as primary, secondary and transmission voltage if applicable. U.S. Energy may also include on-site generation in the analysis, if warranted. As regulatory conditions change in each state, the electric procurement process will be reevaluated to take advantage of the changes.

(C)	Negotiations: U.S. Energy will conduct negotiations with third parties on behalf of Client:
(i)	U.S. Energy will provide negotiation services to establish electricity costs, contractual terms and trade credit.
(ii)	U.S. Energy will assist Client with understanding the structure of electric contracts and comparison to industry norms.
(iii)	U.S. Energy will strive to create competition among service providers where possible.
(D)	Acquisition of Trade Credit: U.S. Energy will advise Client of trade credit issues for electric facilities, infrastructure and electricity supply contracts:
(i)	Client will provide U.S. Energy with the necessary financial information required to obtain trade credit with various vendors.
(ii)	U.S. Energy will share Client’s financial documents with third parties as directed and in any manner as restricted by Client in order to establish trade credit.
(iii)	U.S. Energy will work to establish trade credit with suppliers on Client’s behalf. Depending on Client’s electric usage, multiple sources of trade credit may be established.
(iv)
U.S. Energy makes no guarantee that adequate unsecured trade credit will be obtained from third parties. In the event adequate trade credit cannot be secured, U.S. Energy will discuss various credit instruments with Client, such as letter of credit, parental guarantees, prepayment, etc. It will be the Client’s responsibility to provide the necessary security to obtain adequate trade credit.

(E)
Tariff Review: Each Client Facility will be evaluated to determine the most beneficial rate structure available that best fits Client’s needs. U.S. Energy will determine whether firm, interruptible, or a blend of services will provide the lowest cost. In addition, U.S. Energy will continue to monitor electric tariffs to determine if new tariffs or changes to the tariffs will have an impact on Client.

(F)	Budget Preparation: Upon request, U.S. Energy will provide an annual electricity budget.

(G)	Cost and Usage Analysis: Where the utility has provided Client’s metered usage data, U.S. Energy will:
(i)	Archive the monthly electric billing information in the U.S. Energy secure database.
(ii)	Upon request by Client, U.S. Energy will provide Client with detailed cost analysis of electricity usage and costs.
(H)
Energy Tax Exemption Analysis: U.S. Energy will evaluate energy tax exemption opportunities and if evidence proves an audit to be beneficial, with Client’s approval and payment, U.S. Energy will arrange for a third party energy tax exemption audit. U.S. Energy will assist Client with filing for the tax rebate, if applicable, and will further utilize the results for tax exemption filings.

Section 1.03 Price Risk Management. The following services are available to Client for the management of price risk related to energy purchases, if so elected by Client.
(A)
Energy Plan Development: U.S. Energy will work with Client to develop a plan to mitigate price risk to meet Client’s goals. The plan will include the definition of price risk objectives, methodologies (fixed forward, options, etc.), and triggering methods. U.S. Energy will actively work with Client to update the plan as changes dictate.

(B)	Energy Plan Execution: U.S. Energy will execute the energy plan based upon the criteria defined within the plan.
(C)
Communication: U.S. Energy will provide price risk management information on a periodic basis via multiple means which presently include the items listed below. U.S. Energy reserves the right to modify the content, frequency and means of communication during the term of the Agreement.

(i)	Access to a monthly conference call at which industry experts discuss trends in the energy market.
(ii)	Updates are provided to Client on a regular basis containing gas and power market prices, NYMEX, hedge recommendations, and other related energy data.
(iii)	Client is invited to attend an annual two-day Energy Conference at which energy industry experts and economists speak on pertinent issues.
(iv)	Communication will occur as needed between U.S. Energy and Client to discuss changes in the gas markets and associated recommendations for action.
Section 1.04 Information Management. The following services are available to Client for the processing of Client’s energy invoices, if so elected by Client.
(A)	Invoice processing: U.S. Energy will process Client’s energy invoices, which may include invoices from suppliers, utilities and pipelines:
(i)	Vendor invoices are imaged into U.S. Energy’s secure data base.
(ii)	If Client desires online display of this data, invoices are further processed to extract key data fields and prepare the invoice view for online display.
(iii)	Invoices are reviewed for accuracy. Rate, volumetric and service level discrepancies are resolved directly with the vendor.
(B)	Payment of energy invoices: Client can elect to pay each of the energy invoices directly or elect to have U.S. Energy pay the energy invoices on behalf of Client.
(i)
If Client elects to pay the energy invoices directly, U.S. Energy will advise Client of the appropriate amount to pay and provide the necessary documents for Client to process the payments in a timely and accurate manner.

(ii)
If Client elects to have U.S. Energy pay the energy invoices on behalf of Client, U.S. Energy will prepare a monthly consolidated invoice that summarizes the appropriate Client’s energy costs from the prior month. This invoice may include gas supply activity, financial hedging, gas transportation, storage, gas distribution charges and electricity charges. Client agrees to remit funds to U.S. Energy per the payment terms listed in Section 2.05 below. Upon receipt of funds from Client, U.S. Energy will remit the appropriate payments to the various vendors.

(C)	Secure Client Web Site Access: Client will be provided access to U.S. Energy’s secure client web site which includes:
(i)	Various reports such as gas nominations, purchased gas packages, actual usage, load profiles, etc.
(ii)	Consolidated Energy Report listing usage and cost by individual facility, region, division and corporate level, if applicable.
(iii)	Latest guidance from fundamental and technical analysts in regard to energy market pricing movement and events.
Part II. General Terms and Conditions
Section 2.01 Agency Authorization. U.S. Energy shall act as Client’s agent while managing the energy matters for the Facilities. In order for U.S. Energy to fulfill its responsibility under this Agreement, an Agency Authorization must be executed by Client. This Agency Authorization is attached as Exhibit A. The purpose of the Agency Authorization is to provide third parties with the necessary evidence that U.S. Energy has the proper authorization to act on Client’s behalf for energy-related matters for the Facilities. Client remains responsible for the cost of all gas supplies, transportation, distribution, storage charges, balancing services and penalties, and cash-out charges levied by the pipeline or utility for excess or additional gas. Where applicable to the scope of services described in Part I of this Agreement, Client specifically authorizes U.S. Energy to act as its agent for the following actions:
(A)
Energy Procurements and Agreements: U.S. Energy may transact with third party energy suppliers, pipelines and utilities on behalf of Client as instructed specifically or generally by Client. Client’s instructions may be communicated in writing, electronically or orally. Client will be responsible for all transactions and agreements executed by U.S. Energy on behalf of Client.

(B)
Trade Credit and Financials: U.S. Energy may share Client’s financial information with third party suppliers, pipelines and utilities as necessary to secure trade credit for energy procurements and agreements, subject to any limitations established by Client under Section 1.01Section 1.01(D)(ii) above and Section 1.02(D)(ii).

(C)
Natural Gas Scheduling and Imbalances: U.S. Energy may provide gas nominations, obtain pipeline capacity and release pipeline capacity on Client’s behalf as is necessary to manage the gas supply to the Facilities. Additionally, U.S. Energy is authorized to manage the Client’s pipeline supply imbalances as U.S. Energy reasonably deems to be in the best interest of Client.

(D)	Energy Consumption and Billing Records: U.S. Energy may obtain from the appropriate vendors all relevant energy billing information for the Client’s Facilities.
(E)
Bill Payment: If so elected by the Client, U.S. Energy is authorized to have the Client’s invoices for energy consumption at the Facilities sent to U.S. Energy for payment. As provided in Section 2.05, U.S. Energy is under no obligation to pay any of the Client’s energy invoices until U.S. Energy receives payment from the Client.

(F)
Sales Tax Exemptions: If Client’s energy purchases or consumption are eligible for sales tax exemption and the Client has provided U.S. Energy with the proper documentation evidencing this exemption, U.S. Energy is authorized to complete and sign sales tax exemption forms and submit them to third-parties. U.S. Energy is under no obligation to provide sales tax exemption forms absent proper documentation from Client.

***	Confidential material redacted and filed separately with the Commission.
Section 2.02 U.S. Energy’s Fees. U.S. Energy’s fee for services during the term of this Agreement shall be as follows:
(A)
Monthly Service Fee: The Client will pay U.S. Energy a monthly service fee of $*** per month. U.S. Energy shall issue the service fee invoice to the Client on or about the first of the month for fees for the current month.

(B)
Pre-approved Travel Expenses: Client will reimburse U.S. Energy for any pre-approved travel expenses incurred by U.S. Energy related to the provision of services under this Agreement. Pre-approved travel expenses may be billed separately or included on Client’s monthly service fee invoice.

Section 2.03 U.S. Energy Transactions: Notwithstanding U.S. Energy’s primary role as Client’s agent, from time to time U.S. Energy may purchase natural gas from or sell natural gas to the Client, release U.S. Energy transportation capacity to the Client, purchase release pipeline capacity from the Client or provide imbalance services to the Client. These transactions are executed at prevailing market rates and are generally considered when they result in a more efficient means to manage the Client’s energy matters instead of conducting these transactions strictly with third party vendors. In these transactions, Client acknowledges that U.S. Energy is deemed a counterparty and that benefits may accrue to U.S. Energy. All transactions under this section are governed by the terms of the “Base Agreement in Exhibit B.
Section 2.04 Term. The initial term of this Agreement shall commence on August 1, 2009 and continue on a month to month basis. Client shall remain responsible for payment and performance associated with any and all transportation, supply, and storage transactions entered into by U.S. Energy and authorized by Client, prior to termination, as well as fees and charges for U.S. Energy’s services occurring up until the termination date.
Section 2.05 Billing and Payment. The following payment terms apply to this Agreement:
(A)
U.S. Energy Fees: On the first of the month, U.S. Energy will invoice Client for the service fee for the current month and any applicable hedging fees and pre-approved travel expenses from the prior month as defined in Section 2.02 of this Agreement. Client shall pay U.S. Energy within ten (10) days of receipt of this invoice. If Client has elected to have U.S. Energy process and pay the Facilities’ energy invoices per the terms of Section 2.05 (B), Client acknowledges that the U.S. Energy fees may be combined with the Client’s consolidated energy invoice as one combined invoice.

(B)	Client’s Consolidated Energy Invoices: If Client has elected to have U.S. Energy process and pay the Facilities’ energy invoices, the following terms will apply.
(i)
After the first of the month U.S. Energy will issue a consolidated invoice to Client for the appropriate energy costs from the previous month. Upon receipt of Client funds, U.S. Energy will pay each of the vendor invoices as they become due and payable.

1)
Each month, U.S. Energy will reconcile funds paid by Client and received by U.S. Energy against payments made by U.S. Energy to Client’s vendors. U.S. Energy will use commercially reasonable efforts to reconcile Client’s account to $0. However, if U.S. Energy is unable to reasonably reconcile Client’s account to $0, one of the following remedies will be used:

2)
If the reconciliation yields an amount that is within $100 or 1% of the consolidated invoice total, whichever is less (“Threshold Amount”), then Client’s account will be considered as reconciled to $0.

3)	If the reconciliation yields an amount that is greater than the Threshold Amount and U.S. Energy is holding excess Client funds, these funds will be refunded to Client with the proper documentation.

(ii)
If the reconciliation yields an amount that is greater than the Threshold Amount and U.S. Energy is short Client funds, Client will be invoiced for these additional funds provided that U.S. Energy provides proper documentation supporting its reconciliation.

(iii)
Client acknowledges and agrees that the funds paid by Client to U.S. Energy become the property of U.S. Energy at such time they are deposited in U.S. Energy’s bank account. U.S. Energy agrees that once Client’s funds are deposited in U.S. Energy’s bank account, U.S. Energy has the obligation to pay Client’s invoices associated with Client’s funds. Client further agrees that any interest earned by U.S. Energy for funds held in U.S. Energy’s bank account shall belong to U.S. Energy and become the property of U.S. Energy.

(iv)
Prior to paying Client’s energy invoices to vendors (utilities, suppliers and pipelines), U.S. Energy must receive Client’s funds for these invoices. Client will pay U.S. Energy within ten (10) days of receipt of U.S. Energy’s consolidated invoice. Client understands that Client may incur late fees or penalties from Client’s vendors if U.S. Energy does not receive Client’s funds for energy invoice payments that are due and therefore cannot process the payments on time. In order for funds to be available for payment to Client’s vendors, Client will make payment to U.S. Energy by wire transfer or ACH. U.S. Energy’s banking instructions are:

Bank:	M&I Bank
Account Name:	U.S. Energy Services, Inc.
Account Number:	46620167
ABA:	091 001 157
(C)
Late Payment Charge: If Client fails to remit the full amount payable for U.S. Energy Fees (paragraph a, above) or Client’s Consolidated Invoice (paragraph b, above) to U.S. Energy when due, Client will pay interest from the due date until the date payment is made at the lesser of (i) 12% per annum or (ii) the maximum rate allowed by law. Client will be responsible for all costs, fees, and expenses (including reasonable attorney’s fees) incurred by U.S. Energy in collecting the amount payable. If U.S. Energy does not receive payment from Client when due, U.S. Energy, at its sole option, may discontinue any further delivery of Services under this Agreement unless Client cures such default within five (5) calendar days.

Section 2.06 Taxes. Client will be responsible for payment of all taxes including, but not limited to, all sales, use, excise, BTU, heating value, carbon, greenhouse reduction and other taxes (“Taxes”) associated with the purchase and/or transport of energy and the provision of services hereunder. In the event Client’s energy purchases or consumption are eligible for an exemption from sales or use tax, it is Client’s responsibility to provide U.S. Energy with the proper documentation for this exemption. U.S. Energy will use reasonable efforts to determine that Taxes for Client’s purchases and consumption are properly assessed by third parties. However, U.S. Energy is not a taxation expert and is not responsible for any errors made by third parties in the assessment of Taxes. In addition, U.S. Energy cannot and does not provide legal advice or legal services for Taxes or other matters.
Section 2.07 Confidentiality. U.S. Energy shall not divulge to any other person or party any of Client’s confidential information revealed to U.S. Energy pursuant to this Agreement, unless such information is (a) already in U.S. Energy’s possession and such information is not known by U.S. Energy to be subject to another confidentiality agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal, contractual or fiduciary obligation to Client, or (d) is required by U.S. Energy to be disclosed by court order, or (e) is permitted by Client.

Section 2.08 Indemnification. U.S. Energy shall indemnify, defend and hold harmless Client from and against all claims, costs, charges, penalties and overcharges arising out of or related to the services provided hereunder to the extent the same are caused by U.S. Energy’s gross negligence or willful misconduct. Client shall indemnify, defend and hold harmless U.S. Energy from and against all claims, costs, charges, penalties and overcharges arising out of or related to the services provided hereunder to the extent the same are caused by Client’s gross negligence or willful misconduct.
Section 2.09 No Consequential Damages. In no event shall either party be liable to the other for any consequential damages or lost profits arising from or relating to the performance or non-performance of this Agreement.
Section 2.10 Notices. Any formal notice, request or demand which a Party may desire to give to the other respecting this Agreement shall be in writing and shall be considered as delivered as of the postmark date when mailed by ordinary, registered or certified mail by one Party to the other Party at the addresses listed below. Either Party may, from time-to-time, identify alternate addresses at which they may receive notice during the term of this Agreement by providing written notice to the other Party of such alternate addresses.

Client:	Homeland Energy Solutions, LLC
2779 IA Hwy 24
Lawler, IA 52145

U.S. Energy:	U.S. Energy Services, Inc.
605 North Highway 169
Suite 1200
Plymouth, MN 55441
Attn: Contract Administration
Section 2.11 Assignment and Amendment. The Agreement may not be assigned or amended without the written consent of U.S. Energy and Client. Such consent shall not be unreasonably withheld by either Party.
Section 2.12 Applicable Law and Jurisdiction. The Agreement shall be construed in accordance with the laws of the State of Minnesota. Any claims or disputes arising out of this Agreement shall be adjudicated in the Federal or State courts of Minnesota.
Section 2.13 Independent Contractor. It is not the intent of U.S. Energy or Client to form any partnership or joint venture relationship. Each party shall, in relation to its obligations in this Agreement, act as an independent contractor.
Section 2.14 Authorization. Each Party represents and warrants to the other that it is fully empowered and authorized to execute this Agreement and the individuals signing this Agreement each represent and warrant that they are fully authorized to do so.
Section 2.15 Entire Agreement. This Agreement and Exhibits A and B constitute the entire Agreement between U.S. Energy and Client pertaining to the subject matter of this Agreement and supersedes all prior Agreements between U.S. Energy and Client.

Agreed to and Accepted by:
Homeland Energy Solutions, LLC

By:	/s/ Walter Wendland

	Name:	Walter Wendland
	Title:	President

Date: July 10, 2009

U.S. Energy Services, Inc.

By:	/s/ Gail McMinn

	Name:	Gail McMinn
	Title:	Executive Vice President

Date: July 10, 2009

EXHIBIT A
AGENCY AUTHORIZATION
The purpose of this Agency Authorization (this “Authorization”) dated May 21, 2009 is to set forth the authorization and agreement between U.S. Energy Services, Inc. (“U.S. Energy”) and Homeland Energy Solutions, LLC (“Client”) related to the provision of energy supply management services for Client’s Lawler, Iowa ethanol plant (individually referred to as “Facility” and collectively as “Facilities”). Client and U.S. Energy agree on the following terms and conditions as they pertain to U.S. Energy’s role as Client’s agent to transact with third-parties on Client’s behalf:
1.
APPOINTMENT AND SCOPE — Client hereby appoints U.S. Energy as its exclusive agent to deal with third-parties for energy-related matters for the Facility or Facilities. U.S. Energy is authorized, without limitation, by Client to:

•
Negotiate and execute contracts for the acquisition of energy supply, transportation services and distribution services (“Energy Contracts”) with any counterparties as U.S. Energy reasonably determines to be acceptable;

•	Amend, extend, renew or cancel any Energy Contracts;
•	Procure and sell energy supplies, contract for transportation services, and contract for distribution services (“Energy Procurements”) as required for Client’s Facility or Facilities;
•	Review and sign energy supply transaction confirmations;
•	Place daily and monthly nominations for delivery of energy supplies;
•	Sign sales tax exemption certificates as they pertain to energy purchases or consumption for Energy Procurements made under this Authorization;
•	Obtain trade credit from energy suppliers as needed for Energy Procurements; and
•	Receive, review, approve and pay Client’s energy invoices for Energy Procurements made under this Authorization.
2.	RELEASE OF ENERGY CONSUMPTION RECORDS AND BILLS — This Agreement serves as authorization for the release of Client’s energy consumption records and bills from pipelines and suppliers to U.S. Energy.
3.
ADOPTION AND RATIFICATION — Client agrees that each and every act performed by U.S. Energy in connection with any of the authorized powers designated in Paragraph 1 will be valid and binding on Client as if the same act had been done by Client. Client ratifies whatever U.S. Energy does pursuant to this Authorization.

4.
TERM — The term of this Authorization shall commence as of the date stated above and shall continue until such time as either Client or U.S. Energy provide written notice of termination of the Authorization to applicable third-parties. Client will remain obligated for any actions performed by U.S. Energy prior to the effective date of the notice of termination.

5.
AUTHORITY — Each party represents and warrants to the other that it is fully empowered and authorized to execute and deliver this Authorization, and the individuals signing this Authorization each represent and warrant that he or she is fully authorized to do so.

Agreed to and Accepted by:

Homeland Energy Solutions, LLC			U.S. Energy Services, Inc.

By:	/s/ Walter Wendland		By:	/s/ Gail McMinn

	Name:	Walter Wendland		Name:	Gail McMinn
	Title:	President		Title:	Executive Vice President

Date:7/10/09			Date: 7/10/09

1

EXHIBIT B
BASE AGREEMENT FOR THE PURCHASE AND SALE OF NATURAL GAS
605 North Highway 169, Suite 1200
Plymouth, MN 55441
763-543-4600

Date: August 1, 2009

CUSTOMER INFORMATION

Customer: Homeland Energy Solutions, LLC	Billing Contact:
Becky Williams

Contact Name:	Billing Street Address:
Walter Wendland	2779 IA Hwy 24

Address:	Billing Town, State ZIP:
2779 IA Hwy 24, Lawler, IA 52154	Lawler, IA 52154

Telephone: (563) 238-5555	Telephone: (563) 238-5555
Fax: (563) 238-5557	Fax: (563) 238-5557
Email: wwendland@etoh.us	Email: rwilliams@etoh.us
This Natural Gas Sales Base Agreement ( “Agreement”) is made and entered into between U. S. Energy Services, Inc. (“U.S. Energy”), and the customer named above (“Customer”) (each a “Party” and jointly “Parties”). The primary purpose of this Agreement is to address natural gas sales made by U.S. Energy to Customer. However, this Agreement also addresses those transactions where Customer has purchased excess natural gas, either from U.S. Energy or another supplier, and sells this excess natural gas to U.S. Energy.
1.
Purchase and Sale of Gas: The terms of this Agreement shall apply to all purchases and sales (“Transaction” or “Transactions”) of natural gas (“Gas”) between U.S. Energy and Customer. Generally, each Transaction will be documented in an Exhibit or Transaction Confirmation signed by both Parties. In the event a Transaction Confirmation does not exist for a particular Transaction and there is sufficient evidence to show that a Transaction occurred, the Parties acknowledge that the Transaction was completed at a market price commensurate with the term and Delivery Point of the transaction. The Parties further agree that for Transactions based on a market index price and for one month or less do not need a Transaction Confirmation to be valid. All Exhibits and Transaction Confirmations along with the Agreement shall form a single, integrated agreement between the Parties. In the event a conflict arises between the terms of the Agreement and the Transaction Confirmation or an Exhibit, the Transaction Confirmation and Exhibit shall be the controlling documents. The term “Delivery Point” shall mean the physical point or points where title to the Gas transfers from the seller of the Gas to the purchaser of the Gas as identified in the Transaction Confirmation. The actual Delivery Point shall be at the inlet side of the metering station(s) specified in the Transaction Confirmation.

2.
Performance: Customer shall purchase natural gas on an “Interruptible”, a “Firm” or under a single transaction basis. “Firm” means that Customer or U.S. Energy may interrupt its performance without liability only to the extent that such performance is prevented for reasons of Force Majeure. “Interruptible” service means that Customer’s deliveries can be interrupted during periods of curtailment.

If U.S. Energy is required by Customer’s utility company (“Utility”) to curtail or alter deliveries of Gas to Customer, in whole or in part, U.S. Energy will direct Customer to curtail usage of Gas by the same amount. Customer will pay or reimburse U.S. Energy for any penalties assessed due to Customer’s failure to curtail usage as directed, unless the issuance of the curtailment or similar order by the Utility was due to the fault of U.S. Energy.

1

3.
Term: The Agreement may be terminated by either Party upon 60 (sixty) days’ prior written notice; provided, however, that it will remain in effect with respect to Transaction(s) entered into prior to the effective date of the termination until both parties have fulfilled all of their obligations with respect to the Transaction(s).

4.
Creditworthiness: U.S. Energy’s acceptance of the Agreement and any Transaction is conditioned on Customer maintaining its creditworthiness during the term of the Agreement. If U.S. Energy determines in its good faith judgment that Customer’s credit has been materially impaired, U.S. Energy may require additional security (“Credit Assurance”) for the payment of sums due under the Agreement, including collateral deposits, prepayments, letters of credit or other guaranty of payment or performance reasonably acceptable to U.S. Energy.

5.
Price: For Transactions where U.S. Energy is selling Gas to Customer, Customer will pay to U.S. Energy the Purchase Price for all Gas purchased by Customer pursuant to the terms of the executed Exhibit(s) and/or Transaction Confirmation(s). For Transactions where U.S. Energy is purchasing excess Gas from Customer, U.S. Energy will pay to Customer the Purchase Price for all Gas purchased by U.S. Energy pursuant to the terms of the executed Transaction Confirmations. For Transactions where no Transaction Confirmation was produced, the price will be based on the market index price commensurate with the Transaction term and Delivery Point or as mutually agreed by the Parties.

6.
Billing and Payment: U.S. Energy will invoice Customer for gas delivered according to the Transaction Confirmation for each calendar month. In the event U.S. Energy has purchased excess Gas from Customer during the same calendar month, U.S. Energy will net its obligations to Customer against amounts owed by Customer and invoice Customer for the net amount owed to U.S. Energy. Customer will make payment within ten (10) days of the date of U.S. Energy’s invoice. If the volumes delivered cannot be verified by U.S. Energy at the time of the invoice is issued, the invoice will be based on U.S. Energy’s good faith estimate of the volumes delivered. U.S. Energy will adjust Customer’s account following confirmation of the actual volumes delivered.

If Customer fails to remit the full amount payable by it when due, Customer will pay interest from the due date until the date payment is made at the lesser of (i) 12% per annum or (ii) the maximum rate allowed by law (“Interest Rate”). Customer will be responsible for all costs, fees, and expenses (including reasonable attorney’s fees) incurred by U.S. Energy in collecting the amount payable. If U.S. Energy does not receive payment from Customer when due, U.S. Energy, at its sole option, may discontinue any further delivery of Gas under this Agreement unless Customer cures such default within five (5) calendar days of U.S. Energy’s written notice to Customer of the default. All checks returned for insufficient funds will incur a fee of fifty dollars ($50.00).

7.
Force Majeure: The term “Force Majeure,” as used in this Agreement, shall include, without limitation, the following: acts of God or the public enemy; wars; blockades; civil unrest; rebellion; insurrections; riots; lockouts; strikes; interruption of civil or public service; hurricanes; fires; floods; explosions; breakage of pipelines; failure or freezing of wells or pipelines; failure of local distribution company to accept delivery; any laws, orders, rules, regulations, acts or restraints of any governmental authority, whether or not lawfully made; and any other causes, whether of the kind herein enumerated or otherwise; not within the control of the party claiming suspension as a result of the shortage or unavailability. If either Party claims suspension, wholly or in part, by Force Majeure to perform or comply with any obligations or conditions of this Agreement, then upon giving notice in writing and providing reasonably full particulars to the other Party, such obligations or conditions, insofar as they are affected by such Force Majeure, shall be suspended during the continuance of any restriction so caused but in no event for any longer period, and such Party shall be relieved of liability and shall suffer no prejudice for failure to perform the same during the period. The Force Majeure condition shall be remedied so far as practicable with reasonable dispatch.

2

8.
Title and Ownership: Title to, possession of, and risk of loss in the Gas delivered, shall pass from seller of the Gas to and vest in the buyer at the Delivery Point as identified in the Transaction Confirmation(s).

9.
Assignment: This Agreement shall inure to the benefit of and be binding upon the successors of the Parties. Neither Party may assign this Agreement in whole or in part except with the written consent of the other Party, however, such consent shall not be unreasonably withheld or delayed.

10.
Notices: All notices, demands, or requests pertaining to the Agreement will be made in writing and may be delivered by hand delivery, first class mail (postage prepaid), overnight courier service, or by facsimile, to the Party’s address listed at the beginning of the Agreement. Notices sent by facsimile will be deemed to have been received upon sending Party’s receipt of its facsimile’s confirmation. Notice by overnight mail or courier will be deemed to have been received on the next business day after it was sent or such earlier time as it is confirmed by the receiving Party. Notice via first class mail will be considered delivered three (3) business days after mailing.

11.
Failure to Deliver or Receive Gas/Plant Closure(s): If U.S. Energy fails to deliver all or part of the Gas pursuant to a Transaction Confirmation and the failure is not excused under the terms of the Agreement, then (i) U.S. Energy shall use reasonable efforts to obtain alternate supplies of Gas at the Delivery Point (“Replacement Supply”) and (ii) U.S. Energy will reimburse Customer for the cost of Replacement Supply, provided such cost is commercially reasonable, in excess of the total cost Customer would have otherwise paid for Gas had U.S. Energy fully performed under this Agreement. If Customer fails to receive all or part of the Gas pursuant to a Transaction Confirmation and the failure is not excused under the terms of the Agreement, then Customer will pay U.S. Energy an amount for each dekatherm of Gas not received equal to the positive difference, if any, between: (i) the price U.S. Energy would have received for the Gas under this Agreement, and (ii) the price at which U.S. Energy is, or would be, able to sell comparable quantities of Gas at the Delivery Point, provided such price is commercially reasonable price.

12.
Events of Default: “Event of Default” means (i) the failure of either Party (or its guarantor) to make payment required by the applicable due date and the failure is not remedied with in five (5) days of receipt of written demand for cure; (ii) the failure of Customer to provide satisfactory Credit Assurance, per the terms of Section 4, within five (5) days of U.S. Energy’s demand; (iii) either Party (or its guarantor) is or becomes Bankrupt, and (iv) the failure of either Party to perform any obligation not specifically addressed above and the failure is not cured within ten (10) days of receipt of written demand for cure, except for the failure of a Party to deliver or receive Gas under any Transaction Confirmation, which deficiency is cured by payment of the amount due, if any, under Section 11 of the Agreement.

“Bankrupt” means with respect to either Party, the Party (i) files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization, or similar law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (v) is generally unable to pay its debts as they fall due.

3

13.
Remedies in the Event of Default: Upon the occurrence and during the continuation of an Event of Default, the non-defaulting Party may (i) withhold any payments or suspend any deliveries due hereunder; (ii) upon written notice at least one (1) day in advance, accelerate any or all amounts owing between the Parties under the Agreement and terminate and liquidate any or all Transactions; (iii) determine a settlement amount for each Transaction by calculating the gains, losses, and costs (including reasonable attorney’s fees and the costs of obtaining, maintaining, and liquidating commercially reasonable hedges) incurred as a result of the liquidation, and (iv) calculate a net settlement amount by aggregating into one amount all settlement amounts and all other amounts owing between the Parties under the Agreement. Any net settlement amount due from the defaulting Party to the non-defaulting Party will be paid within three (3) days of receipt of written notice from the non-defaulting Party. To the extent that a settlement amount would be due to the defaulting Party, the settlement amount will be deemed to be zero. Interest on any unpaid portion of the net settlement amount will accrue daily at the Interest Rate. The gain or loss for each liquidated transaction may be calculated by any commercially reasonable method chosen by the non-defaulting Party, including by determining the difference between the Purchase Price and the Market Price of the Contract Quantities remaining to be delivered during the Purchase period. “Market Price” means the price of similar quantities of Gas at the Delivery Point.

14.	Remedies in the Event of Bankruptcy: In the event either Party is Bankrupt during any term of this Agreement, the Parties agree the following shall apply:

(a) Each Party acknowledges and agrees that (i) the Agreement and all Transaction(s), both together and separately, constitute “forward contracts” within the meaning of Title 11 of the United States Code (the “Bankruptcy Code”); (ii) each Party is a “forward contract merchant” within the meaning of the Bankruptcy Code with respect to the Agreement and any transactions thereunder; (iii) all payments made or to be made by one Party to the other Party, and/or credits, offsets, liquidation of collateral, drawdowns, or any other similar settlement of the transactions and Credit Assurance pursuant to this Agreement, of whatever nature or character, physical or financial, constitute “settlement payments” within the meaning of the Bankruptcy Code; (iv) all transfers, directly or indirectly, by one Party to the other Party arising under or related to Section 4 of this Agreement constitute “margin payments” within the meaning of the Bankruptcy Code; and (v) each Party’s rights under Sections 13 and 14(c) of this Agreement constitute a “contractual right to liquidate, accelerate, offset and/or terminate” the transactions within the meaning of the Bankruptcy Code.

(b) Each Party acknowledges and agrees that, for purposes of this Agreement; the other Party is not a “utility” as such term is used in Section 366 of the Bankruptcy Code.

(c) Each Party acknowledges and agrees that upon an Event of Default, the non-defaulting Party may terminate the Agreement and Transactions, and all obligations arising under or related to the Agreement and Transactions, of whatever nature or character, financial, physical or otherwise, may be liquidated, accelerated and settled at the option of the non-defaulting Party pursuant to the terms of this Agreement and applicable state law and, if a case is initiated under the Bankruptcy Code, such termination shall occur pursuant to the provisions in the Bankruptcy Code applicable to “forward contracts”. In that regard, unless the Parties have entered into a separate master netting agreement covering all Transactions, this Agreement shall constitute a “master netting agreement” under the applicable provisions of the Bankruptcy Code, including Section 561.

15.
Warranties: U.S. Energy warrants (i) it has good title to all Gas delivered, (ii) it has the right to sell the Gas, and (iii) the Gas will be free from all royalties, liens, encumbrances, and all applicable Taxes that are imposed upon the production or removal of Gas prior to passage of title. All other warranties, express or implied, including any warranty of merchantability or fitness for any particular purpose, are disclaimed.

4

16.
Indemnification: Customer will defend and indemnify U.S. Energy against all losses, costs and expenses, including court costs and reasonable attorney’s fees, arising out of claims regarding personal injury, lost profits, or property damage from the Gas or other charges thereon which attach after title passes to Customer. U.S. Energy will defend and indemnify Customer against any losses, costs and expenses, including court costs and reasonable attorney’s fees, arising out of claims of title, personal injury, lost profits, or property damage from the Gas or other charges thereon which attach before title passes to Customer.

17.	Limitation of Liability: Neither Party will be liable to the other Party for indirect, special, consequential, or punitive damages or for loss of profit of any kind.
18.
Waiver/Cumulative Remedies: All waivers must be in writing. No failure by either Party to insist upon compliance with any term of the Agreement, to exercise any option, enforce any right, or seek any remedy upon any Event of Default of the other Party shall affect, or constitute a waiver of, the first Party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that Event of Default or any prior, contemporaneous, or subsequent Event of Default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect or constitute a waiver of either Party’s right to demand strict compliance with all provisions of this Agreement. All remedies will be without prejudice and in addition to any right of setoff, recoupment, combination of accounts, lien, or other right to which any Party or any of its affiliates is at any time otherwise entitled (whether by operation of law or in equity, under contract or otherwise).

19.
No Third Party Benefit: This Agreement is intended for the exclusive benefit of the Parties and their respective successors and assigns, and nothing contained in this Agreement shall create any rights or benefits in or to any third party.

20.
Governing Law: All questions concerning the validity or interpretation of this Agreement or relating to the rights and obligations of the Parties with respect to performance under this Agreement shall be construed and resolved under the laws of the State of Minnesota, except to the extent specifically regulated by federal laws.

21.
Venue: All Parties to this Agreement designate the Court of Hennepin County, Minnesota as a court of proper jurisdiction and venue for any actions or proceedings relating to this Agreement and irrevocably consent to such designation, jurisdiction or venue with respect to any action or proceeding initiated in the Court of Hennepin County in any pleas of any County in Minnesota.

22.	Captions: The section headings are for convenience only and shall not be interpreted in any way to limit or change the subject matter of this Agreement.
23.
Severability: If and to the extent that any Court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

24.
Confidentiality: It is mutually agreed by the Parties that the terms and conditions of this Agreement are unique and therefore, shall be considered confidential and shall not be disclosed to any third party except as required by, and then only to the extent necessary in, the normal course of that Party’s business if disclosed in advance to the other Party, except as required by an existing contractual obligation of either Party or by law.

25.
Taxes: U.S. Energy shall pay any and all applicable federal, state, and local taxes (Taxes) associated with the Gas sold under this Agreement prior to the Delivery Point. Customer shall pay all Taxes associated with the Gas sold under this Agreement at and after the Delivery Point. The Purchase Price does not include Taxes that are or may be the responsibility of the Customer. Customer will reimburse U.S. Energy for any Taxes that U.S. Energy is required to collect and pay on Customer’s behalf. Any new Tax which may be imposed during the term of this Agreement at or after the Delivery Point shall be the responsibility of the Customer. Customer will furnish U.S. Energy with any necessary documentation showing its exempt or direct payment status for Taxes. Absent such documentation, U.S. Energy will charge and collect from Buyer the full amount of Taxes as required by U.S. Energy.

5

26.
Entire Agreement: The Agreement, Transaction Confirmations and/or Exhibits constitute the entire agreement between the Parties relating to the purchase and sale of natural gas. The Transactions are “forward contracts” and the Parties are “forward contract merchants”, as those terms are used in the Bankruptcy Code. Except to the extent provided for by this Agreement, no amendment or modification to the Agreement will be enforceable unless reduced to writing and executed by both Parties.

The Agreement is made as of the first day written above, and may be executed in one or more counterparts, each of which will be deemed an original and all of which together will form one agreement.

U.S. Energy Services, Inc.			Homeland Energy Solutions, LLC

By:	/s/ Gail McMinn		By:	/s/ Walter Wendland

	Print:	Gail McMinn		Print:	Walter Wendland
	Title:	Executive Vice President		Title:	President

6